EQUIV="Content-Type" CONTENT="text/html; charset=windows-1252"> Registration No

Registration No. 333-59540 424 (b)(3)

Pricing Supplement No:345 Cusip:14912LU82

Dated: May 31, 2002

Caterpillar Financial Services Corporation

Medium-Term Notes, Series F

(Fixed Rate)

With Maturities of 9 Months or More from Date of Issue

Interest payable each January 15 and July 15 and at Maturity

Principal Amount: Interest Rate: Proceed Amount:

$10,000,000 4.42% $9,975,000

Original Issue Date: Commission Fee: Maturity Date:

06/05/2002 $25,000 07/15/2005

Dealer:

J.P. Morgan Securities Inc.

Specified Currency: Option to Elect Payment Authorized Denominations

x U.S. dollars in U.S. dollars (only applicable if

_ Other:___________ (only applicable if Specified Currency is

Specified Currency is other than U.S.

other than U.S. dollars): N/A

N/A

The Note is a: Exchange Rate Agent X Global Note (if other than First

Certificated Note Trust New York): N/A (only applicable if

Specified Currency

is other than U.S. dollars)

Original Issue Total Amount of OID: N/A Terms of Amortizing Discount Note: Notes: N/A

Yes x No Issue Price (expressed

as a percentage of

aggregate principal

amount): 100%

Redemption Date(s) (including Redemption Price(s): N/A any applicable regular or special record dates): N/A

Repayment Date(s) (including Repayment Price(s): N/A any applicable regular or special record dates):

N/A

Interest Rate Reset Option: _ Yes X No

Optional Reset Dates (only applicable if option to reset interest rate): N/A

Basis for Interest Rate Reset (only applicable if option to reset interest rate): N/A

Stated Maturity Extension Option: _ Yes x No

Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity): N/A

Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity): N/A

Historical Exchange Rate (only applicable if Specified Currency other than U.S. dollars): N/A

The interest rates on the Notes may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any Note offered prior to the effective date of the change. Prior to the date of this Pricing Supplement, $2187.465 mm principal amount of the Notes had been sold at interest rates then in effect.

_________________________________

Pricing Supplement to Prospectus Supplement dated June 15, 2001 and Prospectus dated May 23, 2001